Exhibit 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is made as of April 23, 2015 between Epiq Systems, Inc., a Missouri corporation (the “Company”), and Wells Fargo Bank, National Association (the “Rights Agent”, and collectively with the Company, the “Parties”) and amends that certain Rights Agreement dated as of September 18, 2014, between the Company and the Rights Agent. Capitalized terms not defined herein shall have the meaning given to such terms in the Rights Agreement.

Pursuant to Section 27 of the Rights Agreement, the Parties desire to amend the definition of “Expiration Time” in the Rights Agreement in order to extend the time period during which the Rights may be exercised.

Accordingly, in consideration of the premises and the mutual agreements herein set forth herein, the Parties agree as follows:

1. Expiration Time.

1.1 The contents of Section 1.20 of the Rights Agreement are hereby deleted in their entirety and replaced with the following:

““Expiration Time” means the earliest to occur of (i) the Close of Business on July 7, 2015, (ii) the Redemption Time, or (iii) the effective time of an exchange of the Rights pursuant to Section 24.”

1.2 The paragraph beginning “Expiration” in Exhibit C to the Rights Agreement (Summary of Rights to Purchase Preferred Shares) is hereby deleted in its entirety and replaced with the following:

“Expiration. The Rights will expire on the earliest of (i) the Close of Business on July 7, 2015, (ii) the date on which the Rights are redeemed as described above, and (iii) the effective time of an exchange of Rights as described above.”

1.3 For the avoidance of doubt, any reference to the Rights Agreement in the Rights Agreement or the exhibits attached thereto shall be deemed to refer to the Rights Agreement as amended.

2. Miscellaneous. The provisions of Sections 26 (Notices), 27 (Supplements and Amendments), 28 (Successors), 29 (Benefits of This Agreement), 30 (Severability), 31 (Governing Law), 32 (Exclusive Jurisdiction), 33 (Counterparts), 34 (Descriptive Headings), 35 (Administration), and 36 (Force Majeure) of the Rights Agreement are incorporated herein, mutatis mutandis, as if included in this Amendment.

The Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

EPIQ SYSTEMS, INC.

/s/ Tom W. Olofson
Name:	Tom W. Olofson
Title:	Chairman and CEO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Rights Agent

/s/ Darcie Rummel
Name:	Darcie Rummel
Title:	Officer

Signature Page to Amendment to Rights Agreement